Exhibit 6.1

EXECUTION COPY

CONTINGENT STOCK PURCHASE AGREEMENT

among

Mountain High Recreation, Inc.

Chelsea Cordoba and Kenneth Cordoba

Hightimes Mountain LLC

and

Hightimes Holding Corp.

Dated as of

June 23, 2020

EXECUTION COPY

CONTINGENT STOCK PURCHASE AGREEMENT

THIS CONTINGENT STOCK PURCHASE AGREEMENT (“Agreement”), dated as June 23, 2020 (“Execution Date”), is made by and among Mountain High Recreation, Inc., a California corporation (the “Company” or “MHR”); Chelsea Cordoba and Kenneth Cordoba (collectively, the “Company Shareholders”); Hightimes Mountain, LLC, a Delaware limited liability company (the “Buyer”); and Hightimes Holding Corp., a Delaware corporation (“Hightimes”).

The Company and the Company Shareholders are hereinafter sometimes referred to as the “Selling Parties: The Buyer and Hightimes are hereinafter sometimes collectively referred to as the “Buying Parties”; and the Buying Parties and the Selling Parties are each referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise defined elsewhere herein, all other capitalized terms used in this Agreement are defined in Article I, below.

RECITALS

WHEREAS, Hightimes desires to cause the Buyer to purchase from the Company Shareholders 100% of the capital stock of the Company, all pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Company Shareholders are willing to sell 100% of the capital stock of the Company to the Buyer, all in the manner and subject to the terms and conditions set forth in this Agreement.

WHEREAS, the Company is engaged in the business of cannabis sales, through delivery (the “Business”).

WHEREAS, Company has been issued the following California cannabis license by the BCC to conduct its Business: Retailer Non-storefront License (C9-0000042-LIC).

WHEREAS, Company has been issued the following license by the City of Sacramento (No. 20-OP-00155-6) to conduct its Business (hereinafter the “City License”).

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such first Person where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through the ownership of voting securities, by contract, as trustee, executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.2.

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“Ancillary Agreements” means, collectively, all Exhibits to this Agreement and other agreements to be executed in connection with the transactions contemplated by this Agreement.

“Assignee” has the meaning set forth in Section 11.2.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“BCC” means the Bureau of Cannabis Control of the State of California.

“Business” shall mean the business of delivering cannabis and cannabis products and derivatives thereof in the State of California to distributors, retail dispensaries and individuals.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in Georgia are authorized by law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Representatives” has the meaning set forth in Section 10.2(c).

“Buying Parties” has the meaning set forth in the Preamble.

“Claim” means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and Liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Balance Sheet” shall mean the unaudited balance sheet of the Company dated as of the Closing Date and setting forth all Company Assets and all Liabilities of the Company required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Class A voting common stock, $0.001 par value per share of Hightimes.

“Company” has the meaning set forth in the Preamble.

“Company Assets” shall mean the collective reference to the assets of the Company as at the Closing Date, including (i) the License, (ii) the Company’s website, email list of clients and vendors, related customer information; (iii) all of Company’s rights and interests in the web domain name “Mountain High Recreation” and other specified brands including those listed on Company Disclosure Schedule 2.1(d); (iv) all promotional and advertising materials, including all catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, and dealer and distributor lists; (v) all accounts receivable, inventories and vehicles and equipment of the Company, (vi) all rights and benefits under any other Contracts (hereinafter defined); (vii) all of Company’s right, title and interest in all customer lists, lists of suppliers, books, records, files, data, reports, plans, surveys and property records; and (viii) the goodwill associated with the Company Business. Company Assets shall not include any monies recovered by settlement or at trial by the Company or the Company Shareholders in connection with the Driven Deliveries Litigation. Any such recovery shall remain the property of Company Shareholders.

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“Company Disclosure Schedule” means the seller disclosure schedule attached hereto as Exhibit D.

“Company Shares” shall mean the 100,000 shares of common stock of the Company, $1.00 par value per share that are owned of record and beneficially by the Company Shareholders.

“Contract” means any written contract, agreement, lease or sublease, license or sublicense, instrument, indenture, commitment or undertaking.

“Consideration” has the meaning set forth in Section 3.1.

Driven Deliveries Asset Purchase Agreement” means the Asset Purchase Agreement and First Amendment to the Asset Purchase Agreement between MHR and Driven Deliveries, Inc. (“DD”), dated July 10, 2019 and October 4, 2019, respectively

“Driven Deliveries Litigation” means the pending lawsuit filed in the Superior Court of Los Angeles County by DD against the Company, seeking rescission of the Driven Deliveries Asset Purchase Agreement and certain monetary damages.

“Due Diligence Materials” means all written information, documents, information, records or other materials contained in the due diligence data room established by the Company for the purposes of the Buying Parties undertaking due diligence on the Company prior to the Closing Date of this Agreement which is accessible using a drop box link provided by the Company.

“Employment Agreements” shall mean the employment letter agreements between Buyer, the Company, Hightimes and each of Chelsea Cordoba and Kenneth Cordoba which shall each (a) have a term of two years (b) provide for a base salary of $125,000 per annum plus bonus as determined by the Board of Directors of Buyer, (c) shall provide for options to purchase 35,000 shares of Hightimes Common Stock which shall vest over a three year period, and shall be substantially in the form of Exhibit B annexed hereto and made a part hereof.

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Documents” means, for any Person, as applicable, such Person’s articles or certification of organization or formation, bylaws, operating or partnership agreement or other governing documents.

“Governmental Authority” means any agency, division, subdivision or governmental or regulatory authority or any adjudicatory body thereof, of the United States, or any state or city thereof.

“Hightimes” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

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“JAMS” has the meaning set forth in Section 11.3.

“Knowledge of Buying Parties” or any other similar term or knowledge qualification means the actual knowledge of the Buyer and Hightimes, after due inquiry.

“Knowledge of Selling Parties” or any other similar term or knowledge qualification means the actual knowledge of the Company and the Company Shareholders, after due inquiry.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceeds (public or private), or claims of any proceedings by or before a court or other Governmental Authority.

“Legal Requirement” means, in addition to the Required Consents, any federal, state, provincial, local, municipal, foreign, international, or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation or order enacted, adopted, promulgated, issued or applied by any Governmental Authority or other similar authority.

“Liability” or “Liabilities” means any debt, liability, commitment or obligation of any kind (whether direct or indirect, known or unknown, fixed, absolute or contingent, matured or unmatured, asserted or not asserted, accrued or unaccrued, liquidated or unliquidated).

“License” means the non-retail store cannabis license granted by the BCC and the City of Sacramento, entitling the Company to operate a cannabis delivery service in the State of California, true copies of which are annexed to this Agreement as Exhibit A and made a part hereof.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (judicial, statutory or other), conditional sale agreement, claim or liability.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any circumstances, state of facts, event, change or effect that would reasonably be expected to have or that results in a material adverse effect on (i) the Company Assets, including the Company’s ability to operate the Business, or (ii) Company’s ability to close the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that any adverse effect resulting from any circumstances, state of facts, event, change or effect caused by events, changes or developments relating to any of the following shall not be a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest rates or currency exchange rates; (b) changes in, or required by, applicable law or general legal, Tax, regulatory or political conditions; (c) changes required by GAAP; (d) acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the date of this Agreement or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (e) the effects of the COVID-19 virus pandemic, earthquakes, hurricanes, floods, or other natural disasters; (f) changes generally affecting the cannabis industry; (g) the effect of the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement; or (h) strikes, work stoppages or other labor disturbances.

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“Permits” means, in addition to the License, any other licenses, permits, certificates, certifications, privileges, immunities, notifications, exemptions, classifications, or registrations issued by any Governmental Authority, and all pending applications therefor or renewals thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Qualified Securities Market” shall mean any one of The Nasdaq Stock Market (including the Nasdaq Capital Market), the NYSE:Amex, the OTCQX Market or the Canadian Securities Exchange.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

“Representative” means, with respect to any Person, any director, officer, principal, shareholder, member, partner, attorney, employee, agent, consultant, accountant, or any other Person acting in a representative capacity for such Person.

“Required Consents” shall mean the written consent or approval of the BCC and the City of Sacramento or any other Governmental Authority change of ownership of the Company from the Company Shareholders to the Buyer.

“Securities Act” has the meaning set forth in Section 3.2.

“Selling Parties” each has the meaning set forth in the Preamble.

“Survival Period” has the meaning set forth in Section 10.1.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, whether payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), which taxes shall include all income taxes, payroll and employee withholding unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Transaction Taxes” has the meaning set forth in Section 7.1.

“Transfer” has the meaning set forth in Section 2.1.

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ARTICLE 2

PURCHASE AND SALE OF THE COMPANY SHARES

Section 2.1 Transfer of Company Shares. At the Closing, and upon the terms and conditions herein set forth, the Company Shareholders shall sell, transfer, assign, convey and deliver (collectively, “Transfer”) to the Buyer, and Buyer shall acquire from Company, all and not less than all, of the Company Shares, free and clear of any and all Liens.

Section 2.2 Deliveries. On the Closing Date, the Company Shareholders shall deliver to the Buyer (a) one or more stock certificates evidencing 100% of the Company Shares, duly endorsed by the Company Stockholder for Transfer or accompanies by separate stock powers duly executed by the Company Shareholders, and (b) the Closing Date Balance Sheet .

Section 2.3 Company Liabilities. At the Closing, Buyer shall assume, and thereafter pay, perform and discharge only those liabilities and obligations in respect of the Company and the operation of the Business following the Closing that are set forth on the Closing Date Balance Sheet or that may arise by reason of any acts or omissions of the Buyer for any period from and after the Closing Date (collectively, the “Assumed Liabilities”). The Parties agree that the Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Company of whatever nature, relating to any other Liabilities (other than Assumed Liabilities) or Claims asserted or unasserted, known or unknown for injuries to persons or property which are related to circumstances or events that predate the Closing of the transaction contemplated hereunder, including, without limitation, any Liabilities, Claims or Losses that may be incurred by the Company, the Buyer or Hightimes arising out of the Driven Deliveries Litigation (collectively, the “Excluded Liabilities”). The Company Shareholders hereby agree to indemnify, defend and hold harmless, the Company, the Buyer and Hightimes in respect of any Claims, Losses or Liabilities relating to or associated with the Excluded Liabilities. The Parties agree that Company Shareholders shall have the sole authority, discretion and right to defend the Company against the Driven Deliveries Litigation with counsel of their choosing to defend, litigate, settle, and/or try the Driven Deliveries Litigation at the sole discretion and decision making of Company Shareholders; provided, that that prior written consent of Hightimes shall be required to be obtain in any settlement of the Driven Deliveries Litigation if and to the extent that such settlement shall obligate the Company, the Buyer or Hightimes to make any payments in connection therewith.

ARTICLE 3

CONSIDERATION

Section 3.1 Total Consideration. The total aggregate consideration for the Transfer of the Company Shares will be the sum of up to Two Million Eight Hundred Thousand Dollars ($2,800,000) (the “Consideration”). Such Consideration shall be payable as follows:

(a) Closing Date Common Stock. On the Closing Date, Hightimes shall deliver to the Company Shareholders (i) Two Million Seven Hundred Thousand (2,700,000) shares of Hightimes Common Stock (the “Closing Date Common Stock”), less (ii) the Holdback Shares referred to in Section 3.4 below, with each share of Hightimes Common Stock to be valued at $1.00 per share, after giving effect to a contemplated 11-for-1 stock split to be consummated on or about June 1, 2020.

(b) Cash Payment. On the Closing Date, the Buyer shall pay to the Company Shareholders the sum of $100,000, payable in cash by wire transfer of immediately available funds to an account designated by the Company Stockholder (the “Cash Payment”).

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Section 3.2 Royalties. In addition to the above Closing Date Common Stock and Cash Payment, for a period of 18 months (“Royalty Period”) following the Closing Date, the Buyer shall pay to the Company Shareholders a three percent (3%) royalty on the net sales price of all cannabis and related cannabis products sold and delivered by the Buyer, up to a maximum amount of royalty payments not to exceed $200,000 (the “Royalties”). The Royalties shall be paid as accrued on a monthly basis during the Royalty Period.

Section 3.3 Lockup Agreement. On the Closing Date, the Company Stockholders and each Affiliate of the Company Shareholders, shall execute a lockup and “leak out” agreement with Hightimes in the form of Exhibit C annexed hereto (the “Lockup Agreement”) pursuant to which such stockholder(s) may, following 180 days from the date of the initial listing or trading of the Hightimes Common Stock on a Qualified Securities Market to publicly sell their individual shares of Hightimes Common Stock at the rate of 25% of the number of shares of Hightimes Common held by each person every 180 days thereafter.

Section 3.4 Holdback Shares. On the Closing Date, Hightimes shall deduct from the Closing Date Common Stock and retain an aggregate of Five Hundred and Forty Thousand (540,000) shares of Hightimes Common Stock (the “Holdback Shares”) to be held in trust by Hightimes for a period of up to twelve (12) months from the Closing Date. Subject to extension of such Holdback Period by Hightimes in the event that the Driven Deliveries Litigation has not, by the expiration of such 12 month period, been settled or subject to an order of the court from which no appeal has or can be taken (such period, as the same may be extended, the “Holdback Period”). The Holdback Amount shall serve as collateral to secure the indemnification obligations of the Company Shareholders pursuant to this Agreement, including the obligation of the Company Shareholders to indemnify, defend and hold harmless, the Company and Hightimes from any Excluded Liabilities. In the event that the Company or Hightimes shall incur any Claims, Losses or Liabilities in connection with (a) the Excluded Liabilities (including the results of the Driven Deliveries Litigation) or (b) a breach of any of the representations, warranties and covenants of the Company Shareholders, Hightimes shall be entitles to reduce the 2,700,000 Closing Hightimes Shares by an amount equal to any Claims, Losses or Liabilities incurred by the Company or Hightimes, based upon each Closing Hightimes Share being valued at One Dollar ($1.00) per share. The balance, if any, of the Holdback Shares shall be released to the Company Shareholders at the expiration of the Holdback Period.

ARTICLE 4

CLOSING AND DELIVERIES

Section 4.1 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 8, or on such other date or at such other place and time as may be mutually agreed to by the Parties (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. In no event shall the Closing or the Closing Date be later than September 30, 2020 (the “Outside Closing Date”) unless such Outside Closing Date shall be extended by mutual agreement of the Parties or pursuant to Section 4.2(j) below.

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Section 4.2 Selling Parties’ Deliveries. At the Closing, the Company Shareholders and the Company shall deliver the following to Hightimes and the Buyer:

(a) 100% of the issued and outstanding Company Shares, duly endorsed for Transfer;

(b) The Closing Date Balance Sheet;

(c) A secretary’s certificate for the Company attaching and certifying its (i) Governing Documents; and (ii) duly executed resolutions of the board of directors of the Company (A) approving this Agreement, the Exhibits hereto and the transactions contemplated hereby, (B) providing for the resignations of all members of the board of directors of the Company, other than the Company Shareholders, and (C) adding three representatives of Hightimes as members of the five person board of directors of the Company;

(d) Duly executed Lockup Agreements;

(e) The Employment Agreements duly executed by each of Chelsea Cordoba and Kenneth Cordoba.

(f) Approval or consent from the City of Sacramento approving Buyer as the new owner of Company, an Owner of the City License;

(g) Withdrawal of Company Shareholders as Owners of Company filed with and accepted by the City of Sacramento;

(h) Approval or consent from the State of California BCC approving Buyer as the new owner of Company and, thereby, an Owner of the State License; and

(i) Withdrawal of Company Shareholders as Owners of the Company filed with and accepted by the BCC.

Section 4.3 Buying Parties’ Deliveries. At or prior to the Closing, the Buying Parties shall deliver or procure the delivery of the following to the Company Shareholders:

(a) the Cash Payment;

(b) the Closing Common Stock of Hightimes;

(c) the Employment Agreements duly executed by Buying Parties;

(d) the Lockup Agreements;

(e) if applicable prior to the Closing, the Management Services Agreement; and

(f) a secretary’s certificate for each of the Buying Parties attaching and certifying their respective (i) Governing Documents; and (ii) resolutions of the board of directors of each of Hightimes and the Buyer approving this Agreement, the Exhibits hereto and the transactions contemplated hereby;

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Selling Parties. Each of the Selling Parties jointly and severally represent and warrant to Buyer and Hightimes, as of the date hereof and as of the Closing Date, as follows:

(a) Ownership and Organization. The Company Shareholders are the sole record and beneficial owners of the Company Shares and own the Company Shares in the respective amounts as set forth on the Company Disclosure Schedule. Company Shares represent the only capital stock of the Company that is issued and outstanding. Except for this Agreement, there are no options, warrants or other third party rights to purchase any of the Company Shares or other capital stock of the Company. The Company Shares are owned by the Company Shareholders, free and clear of all Liens. The Company is corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company Shareholders own 100% of the capital stock of the Company. The Company has all requisite power and authority to own or lease operate the Company Business and to perform its obligations hereunder and under any Ancillary Agreements to which it is or will be party. Company is qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases its real property and each other jurisdiction in which the conduct of its Business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

(b) Authorization and Validity. The Company Shareholders and the Company has all requisite power and authority to enter into this Agreement and, subject to the receipt of all Required Consents, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of each of the Selling Parties hereunder, has been, or on the Closing Date will be, duly authorized by all necessary action of the Selling Parties, and no other corporate proceedings on the part of Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Selling Parties and constitutes valid and binding obligations, enforceable against each of the Selling Parties in accordance with its terms.

(c) No Conflict or Violation. Subject to receipt of all of the Required Consents, the execution, delivery and performance by the Selling Parties of this Agreement does not and will not: (i) violate or conflict with any provision of the Company’s Governing Documents; (ii) violate any provision of law, or any order, judgment or decree of any Governmental Authority applicable to the Selling Parties; (iii) result in or require the creation or imposition of any Liens (other than Permitted Liens on any of the Company Assets; or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract entered into by Selling Parties by which Selling Parties is bound or to which the Selling Parties are subject.

(d) Consents and Approvals. No consents or approvals, other than the consent or approval of the BCC and the City of Sacramento to the change of ownership of the Company is is required to be complied with, in connection with the Company’s ability to operate its Business under the License.,”).

(e) Ownership of Company Assets. The Company is in possession, and is the sole owner, of all of the Company Assets. The Company Assets represent all, and not less than all, of the assets required or necessary to enable the Company to carry out and continue the Business as presently conducted.

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(f) Title to Company Assets. The Company good and marketable title to, or a valid and enforceable right to use, the Company Assets free and clear of all Liens.

(g) Company Financial Statements. The Company Stockholders shall, on or before May 31, 2020, provide to Hightimes and the Buyer the unaudited balance sheet, statement of operations and statement of cash flows of the Company as at December 31, 2018 and December 31, 2019 and for the two fiscal years then ended (the “Company Financial Statements”). Such Company Financial Statements have been prepared from the books and records of the Copmany and include all of the assets and liabilities of the Company that are required to be set forth on a balance sheet. Except for the absence of footnotes and year end audit adjustments, such Company Financial Statement have been prepared in accordance with generally accepted accounting principals (“GAAP”). To the knowledge of the Company Stockholders, they have no reason to believe that the Company Financial Statements cannot be audited by Hightimes auditors in accordance with GAAP,

(h) Legal Proceedings. Except with respect to the pending Driven Deliveries Litigation, there are no Claims, Legal Proceedings, inquiries or investigations, at law or in equity, before or by any court, public board or body, pending or, to the best of Knowledge of the Selling Parties, threatened against or affecting the Company, the Business or the Company Assets, nor is there any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

(i) Hightimes Common Stock. The Company Shareholders each represents and warrants with respect to the Hightimes Common Stock that:

(i) the Hightimes Common Stock are or shall be restricted securities and have not been registered for resale under the Securities Act, and may not be sold, transferred, hypothecated or assigned by such Owners in the absence on a registration statement covering the Hightimes Common Stock that has been declared effective by the SEC or the availability of an application exemption from the registration requirements of the Securities Act;

(ii) such Hightimes Common Stock have been or shall be issued pursuant to Section 4(a)(2) of the Securities Act;

(iii) the Company Shareholders and their Affiliates are acquiring the Hightimes Common Stock for investment only and not with a view toward the immediate resale or distribution thereof;

(iv) The Company Shareholders and their Affiliates or their legal and financial representatives have reviewed the SEC Reports filed by Hightimes with the SEC and understand the risks of his investment in and the Hightimes Common Stock; and

(v) each of Chelsea Cordoba and Kenneth Cordoba are each “accredited investors” (as that term is defined in Rule 501 under the Securities Act), has no immediate need for liquidity in their investment in the Hightimes Common Stock, and can afford a loss of their investment.

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Section 5.2 Representations and Warranties of Buying Parties. The Buying Parties hereby jointly and severally represent and warrant to Selling Parties, as follows:

(a) Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Hightimes is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buying Parties have all requisite corporate power and authority to own their properties and assets and to conduct their businesses as now conducted.

(b) Authorization and Validity. Each of the Buying Parties has all requisite corporate power and authority to enter into this Agreement and has or will have all requisite corporate power and authority to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of Buying Parties’ obligations hereunder have been, or on the Closing Date will be, duly authorized by all necessary by the board of directors of the Buying Parties, and no other corporate proceedings on the part of Buying Parties are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buying Parties and constitutes valid and binding obligations, enforceable against Buying Parties in accordance with its terms.

(c) No Conflict or Violation. The execution, delivery and performance by Buying Parties of this Agreement to which Buying Parties is or will become a party do not and will not (i) violate or conflict with any provision of the organizational documents of Buying Parties, (ii) violate any provision of law, or any order, judgment or decree of any court or Governmental Authority applicable to Buying Parties; or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buying Parties is party or by which Buying Parties is bound or to which any of Buying Parties’ properties or assets is subject. No approval by the holders of Hightimes Common Stock is required to be obtained by Hightimes in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issue and sale of Hightimes Common Stock, except as has been previously obtained. Except for obtaining the Required Consents, no consent, approval, authorization or other order of any Governmental Authority or any other Person is required to be obtained by Hightimes or the Buyer in connection with the authorization, execution, delivery and performance of this Agreement or in connection with the authorization, issuance and sale of the Consideration.

(d) Capitalization and Ownership of Hightimes. As at the date of this Agreement, Hightimes is authorized to issue an aggregate of 110,000,000 shares of its Capital Stock, $0.0001 par value per share, of which (i) 100,000,000 shares are designated as Hightimes Common Stock, and (ii) 10,000,000 shares are designated as preferred stock (the “Preferred Stock”), which may be issued in one or more series containing such rights, preferences and privileges as the board of directors of Hightimes may, from time to time, designate. As of May 15, 2020, an aggregate of approximately 25,294,000 shares of Hightimes Common Stock are issued and outstanding and no shares of Preferred Stock have been issued. On June 22, 2020, in connection with the acquisition of the equity of a subsidiary of Harvest Health & Recreation, Inc. that has certain rights to own eight cannabis dispensaries located in California, Hightimes issued 600,000 shares of its Series A convertible Preferred Stock, as reflected in the Hightimes Form 1-U SEC Report dated June 23, 2020. The shares of Hightimes Common Stock owned by its officers, directors and holders of 5% or more of the outstanding Hightimes Common Stock are reflected in Hightimes SEC Reports. Hightimes Common Stock, if and when issued to the Owners in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than those arising under federal or state securities laws). The issue and sale of Merger Shares in payment of the Merger Consideration will not result in a right of any holder of any securities of Hightimes to adjust the exercise, exchange or reset the price under such securities or give rise to any preemptive rights, rights of first refusal or other similar rights. Hightimes has made available to the Owners true and complete copies of its Charter Documents, as in effect on the date hereof.

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(e) SEC Filings. Hightimes has timely filed with or furnished to, as applicable, the Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2018 (the “Hightimes SEC Documents”). Hightimes has made available to the Owners all such Hightimes SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of Hightimes SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Hightimes SEC Documents. None of Hightimes SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Hightimes’ direct or indirect Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(f) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Hightimes SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Semi Annual Reports on Form 1S-A); and (iii) fairly presented in all material respects the consolidated financial position of Hightimes and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Hightimes’ Company Business and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(g) Litigation. There are no Claims, Legal Proceedings or investigations pending or, to the Knowledge of Buying Parties, threatened, before any federal or state court, Governmental Authority or Person brought by or against Buying Parties, or any Related Person of Buying Parties that could reasonably be expected to affect the ability of Buying Parties to consummate the transactions contemplated by this Agreement.

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(h) Investigation by Buying Parties. Each of the Buying Parties has conducted its own independent review and analysis of the Company financial condition and Business, and acknowledges that Company have provided Buying Parties with reasonable access to the personnel, properties, premises and records of the Business for this purpose. In entering into this Agreement, Buying Parties have relied solely upon its own investigation and analysis and the representations and warranties of Selling Parties set forth in this Agreement.

(i) Brokers. Neither Hightimes nor any of its officers, directors, employees or stockholders has employed or engaged any broker or finder in connection with the transactions contemplated by this Agreement and no fee or other compensation is or will be due and owing to any broker, finder, underwriter, placement agent or similar person in connection with the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Mutual Pre-Closing Covenants. Within 30 days of the execution of the Agreement, the Parties shall submit any all documents necessary to obtain the Required Consents including, but not limited to, submitting a Notification and Request Form (BCC-LIC-027) to the BCC, submitting all required and requested documents to the City of Sacramento, and submitting all required and requested documents to any other Governmental Authorities, issuing power of attorneys to Buyer, as necessary, and providing access to personnel and books and records. Regulatory counsel for Hightimes will be the lead person for obtaining the Required Consents with the full cooperation of the Parties.

Section 6.2 Pre-Closing Covenants of Selling Parties. Each of the Selling Parties covenants to Buying Parties that during the period from the Execution Date through and including the Closing Date:

(a) Conduct of Business Before the Closing Date. The Company shall operate the Business in all material respects in the Ordinary Course of Business. Without limiting the foregoing and without obtaining the prior consent of Buyer to take any actions not permitted or required by the following clauses, the Company shall comply with the following affirmative and negative covenants:

(i) the Company shall not take or agree to commit to take any action that would make any representation or warranty of Company inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(ii) the Company shall use commercially reasonable efforts to (A) retain the services of its current employees (or their successors) who are in good standing and who are necessary to conduct the Business in all material respects and (B) maintain its relationships with and preserve for the Business the goodwill of the Business;

(iii) the Company shall not terminate, amend or modify any License;

(iv) the Company shall maintain all insurance policies;

(v) the Company shall pay all licensing fees;

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(vi) the Company shall pay all Taxes and file all Tax Returns the Company shall not terminate, amend or modify any License;

(vii) the Company shall (A) comply in all material respects with all Legal Requirements applicable to it or having jurisdiction over the Business or any Acquired Asset, and (B) maintain in full force and effect the License and all other material Permits and comply with the terms of the License and each other Permit (but only to the extent such Permits are necessary for the Business;

(viii) the Company shall use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Company or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation; and

(ix) the Company shall not take, or agree, commit or offer (in writing or otherwise) to take, any actions in violation of the foregoing.

(b) Access to Records and Properties. Buyer shall be entitled to, at its expense, conduct such investigation of the condition of the Company as Buyer and Hightimes shall reasonably deem appropriate.

(c) Notices. From the date hereof until the Closing Date, the Selling Parties shall provide Hightimes with prompt written notice of (i) any breach of the representations and warranties set forth in Section 5.1 or (ii) the violation or breach of any representation, warranty, or covenant that has rendered, or that would reasonably be expected to render, the satisfaction of any condition to the obligations of the Buying Parties hereunder impossible or impracticable.

(d) Notice of Certain Events. The Selling Parties shall promptly notify Buyer of, and furnish to Buyer, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

Section 6.3 Pre-Closing Covenants of Buying Parties. Each of the Buying Parties covenants to the Selling Parties that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

(a) Required Consents and Approvals. Buyer and Hightimes shall use commercially reasonable efforts to obtain the Required Consents prior to Closing, including, but not limited to, making filings with the BCC, the City of Sacramento and any other Governmental Authorities.

(b) Cooperation. Buyer and Hightimes shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

(c) Notices. From the date hereof until the Closing Date, Buying Parties shall provide Company with prompt written notice of (i) any breach of the representations and warranties set forth in Section 5.2 or (ii) the violation or breach of any representation, warranty, or covenant that has rendered, or that would reasonably be expected to render, the satisfaction of any condition to the obligations of the Buying Parties hereunder impossible.

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(d) Notice of Certain Events. Buying Parties shall promptly notify Selling Parties of, and furnish to Selling Parties, any information it may reasonably request with respect to the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buying Parties obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

Section 6.4 Expenses. Each of Selling Parties and Buying Parties shall bear their own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.5 Post-Closing Books and Records; Properties; and Personnel. From and after the Closing Date for a period of one (1) year, each Party shall provide the other Parties (and their respective Representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with its normal business, to the assets, books, records, systems and other property and any employees of the other Parties so as to enable Buyer and Selling Parties to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute and defend legal Actions or for other like purposes, including claims, objections and resolutions. During such one (1) year period, each Party (and its Representatives) shall be permitted to make copies of any books and records described in this Section 6.5, subject to the confidentiality requirements set forth in Section 6.6. If any Party desires to dispose of any such books and records, such Party shall, thirty (30) days prior to such disposal, provide the other Party with a reasonable opportunity to remove or copy such records to be disposed of at the removing Party’s expense. Buyer shall retain such books and records for a period of six (6) years following the Closing.

Section 6.6 Confidentiality. Subject to any disclosures which are required by law, the requirements of any regulatory body or the rules of any applicable stock market or stock exchange, each of the Parties shall, and shall use its best efforts to cause its Affiliates and Representatives to, hold all confidential documents and information concerning the Business, and the transactions set forth hereunder furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. The Selling Parties acknowledge and agree that Hightimes is a public company whose Common Stock will trade on the OTCQX Market or other Qualified Securities Market, and accordingly is subject to continuous disclosure obligations under JOBS Act, the Securities Act and will be subject to disclosure obligations under the Securities Exchange Act of 1934, as amended.

Section 6.7 Non-Competition. The Parties hereto do hereby agree that for a period of three (3) years following the Closing Date, neither the Company Shareholders or any of their Affiliates shall, directly or through any other Person, own, operate, manage or otherwise invest in a business that competes with the Business of the Company in the State of California. The Company Shareholders hereby agree that a violation or threatened violation of any of the provisions of Section 6.7 shall cause immediate and irreparable harm to the Buying Parties and that the damage to the Buying Parties will be difficult or impossible to calculate with precision. Therefore, in the event the Company Shareholders or any Affiliate of the Company Shareholders violates the provisions of Section 6.7, an injunction restraining the Company Shareholders or any Affiliate of Company Shareholders from such violation may be obtained by any one or more member of the Buying Parties in addition to any other relief then available to the aggrieved party or parties. If, at the time of enforcement of any provision of Section 6.7, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope or other restrictions and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and other restrictions permitted by Law; provided, however, that the substituted period shall not exceed the period contemplated by this Agreement.

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ARTICLE 7

TAXES

Section 7.1 Transaction Taxes and other Taxes. All capital gains and/or income Taxes, in connection with the Transfer of the Company Shares to the Company Shareholders (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, Transfer, assignment and delivery of the Company Shares pursuant to this Agreement shall be borne by the Company Shareholders. All other Taxes shall be borne by the Company, and the Company and the Buyer shall indemnify the Company Shareholders in connection with any Claims by any Governmental Authority in respect of all Taxes other than Transaction Taxes. The Buying Parties shall cooperate with the Company Shareholders to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, (b) provide all requisite exemption certificates and (c) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate Governmental Authorities.

Section 7.2 Cooperation on Tax Matters. The Parties shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

Section 7.3 Retention of Tax Records. After the Closing Date and for a period of six (6) years from the Closing Date, the Company shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Company and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Company before the Closing Date, and Buyer shall give the Company Shareholders reasonable notice and a reasonable opportunity to make copies of any such records in the event that Buyer determines to destroy or dispose of them during such period in order to enable the Company Shareholders . to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer. Such access shall include access to any computerized information systems that contain data regarding the Company.

ARTICLE 8

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

Section 8.1 Conditions Precedent to Performance by Selling Parties. The obligation of the Selling Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Company, in its sole discretion:

(a) Representations and Warranties of Buying Parties. The representations and warranties of Buying Parties made in Section 5.2 of this Agreement, in each case, shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by Buying Parties again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

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(b) Performance of the Obligations of Buying Parties. Buying Parties shall have performed in all material respects all obligations required under this Agreement which are to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement and any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c) Employment Agreements. Each of the Buying Parties shall have executed and delivered the Employment Agreements.

(d) Injunctions. There shall be no stay, injunction or any governmental investigation or proceedings which contests the transaction contemplated by this Agreement.

(e) No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any suit, action or proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) seeking to obtain from any Company Party any damages in connection with the transactions contemplated hereby.

(f) Required Consents. The Buying Parties shall have obtained the Required Consents.

(g) Consideration. The Buying Parties shall have paid the Consideration.

Section 8.2 Conditions Precedent to the Performance by Buying Parties. The obligation of Buying Parties to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by Buying Parties, in its sole discretion:

(a) Representations and Warranties of Selling Parties. The representations and warranties of the Company made in Sections 5.1 of this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made by the applicable Company again as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date.

(b) Performance of the Obligations of Selling Parties. Each of the Selling Parties shall have performed in all material respects all obligations required under this Agreement to which Selling Parties is party to be performed by Selling Parties on or before the Closing Date (except with respect to any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

(c) Employment Agreements. Each of Chelsea Cordoba and Kenneth Cordoba shall have executed and delivered the Employment Agreements.

(d) Company Financial Statements. Hightimes shall have confirmed with its auditors that the Company Financial Statements are capable of being audited in accordance with GAAP.

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(e) No Injunction. No preliminary or permanent injunction or other order of any court or Governmental Authority that declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

(f) No Litigation. There shall not be pending or threatened in writing by any Governmental Authority any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement, (ii) seeking to obtain from Buyer or any of its Affiliates any damages in connection with the transactions contemplated hereby or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling or operating any portion of the Company Assets.

(g) Required Consents. The Buying Parties shall have obtained all Required Consents.

ARTICLE 9

TERMINATION

Section 9.1 Conditions of Termination. This Agreement may be terminated only in accordance with this Section 9.1. This Agreement may be terminated at any time before the Closing as follows:

(a) By mutual written consent of Company Shareholders and Hightimes;

(b) If the conditions precedent in Section 8.1 are not fulfilled or waived by September 30, 2020 (or such later date agreed by Hightimes and the Company Shareholders) then the Selling Parties may terminate this Agreement by providing written notice to the Buying Parties.

(c) If the conditions precedent in Section 8.2 are not fulfilled or waived by September 30, 2020 (or such later date agreed by the Hightimes and the Company Shareholders) then the Buyer or Hightimes may terminate this Agreement by providing written notice to the Company Shareholders.

(d) The Buying Parties may terminate this Agreement if there shall occur and be continuing any material event or threatened event shall have occurred prior to the Closing Date which would adversely impair or affect the normal Business operations of the Company or the ability of the Buyer and Hightimes to own the Company Shares, including without limitation; the condition of the Company Assets, the anticipated financial results of the Business or title to the Company Assets. The Driven Deliveries Litigation shall not constitute grounds for termination under this Section.

(e) By Selling Parties, by written notice to Buying Parties, or by Buying Parties, by written notice to Selling Parties, if any injunction, other order, or proceedings/investigations instituted by any Governmental Authorities that would delay, impair or otherwise hinder the Closing of the transactions contemplated by this agreement, restricting the transactions contemplated by this Agreement shall have become effective; provided, however that the Party seeking to terminate this Agreement pursuant to this Section 9.1(e) has used its commercially reasonable efforts to remove such injunction or other order;

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(f) By Selling Parties, by written notice to Buying Parties if there is the inaccuracy of any representation or warranty contained in Section 5.2 which inaccuracy could reasonably be expected to result in a material failure to perform any covenant of Buying Parties contained in this Agreement, and Buying Parties have failed, within five (5) Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Selling Parties of Buying Parties’ ability to remedy such inaccuracy or perform such covenant; provided, that Selling Parties shall not have the right to terminate this Agreement under this Section 9.1(f) if any of the Selling Parties is in material breach of this Agreement at the time Selling Parties gives such notice;

(g) By Buying Parties, by written notice to Selling Parties, if there is any inaccuracy of any representation or warranty of Selling Parties contained in Sections 5.1 which inaccuracy could reasonably be expected to result in, individually or in the aggregate with the results of other inaccuracies, a material failure to perform any covenant of Selling Parties contained in this Agreement, and Selling Parties have failed, within five (5) Business Days after receipt of such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Buying Parties of Selling Parties ability to remedy such inaccuracy or perform such covenant; provided, that Buyer shall not have the right to terminate this Agreement under this Section 9.1(g) if either of Buying Parties’ is in material breach of this Agreement at the time it gives such notice; and

(h) By Selling Parties, upon written notice to Buying Parties, if Hightimes fails to complete its Initial Planned Stock Market Listing and go public within twelve (12) months of the Effective Date. Upon a Notice of Termination served on Higtimes, Hightimes, the Company Shareholdersshall Transfer their Two Million Seven Hundred Thousand (2,700,000) shares of Hightimes Common Stock back to Hightimes in exchange for the Company Shares which Hightimes shall Transfer back to the Company Shareholders. In such event all of the Transactions contemplated by this Agreement shall be rescinded; provided, that in the event of Termination under this Section, the Company Shareholders shall not be required to return the cash consideration previously paid to it by Buyer under Section 3.1(b), above.

Section 9.2 Remedies. Each Party acknowledges that in case of any breach of its covenants or other obligations, the other Parties may suffer immediate and irreparable harm. Accordingly, in case of any such breach, the non-breaching Party or Parties shall be entitled to obtain damages or other remedies provided at law or in this Agreement and/or such other relief in law or equity as may be granted by any court of competent jurisdiction.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

Section 10.2 Survival of Selling Parties’ Representations, Warranties and Covenants. The representations and warranties made by Selling Parties and by the Buying Parties set forth in this Agreement will survive the Closing for a period of twelve (12) months (the “Survival Period”). The covenants and agreements of each of the Selling Parties and the Buying Parties (including indemnification from Excluded Liabilities including those arising out of the Driven Deliveries Litigation) shall survive the Closing Date indefinitely.

Section 10.2 Indemnification.

(a) Selling Parties or Buying Parties or their Affiliates, as applicable (each an “Indemnified Party”) shall not have any claim or right of recovery for any breach or inaccuracy of a representation or warranty by the other Party or Parties (each an “Indemnifying Party”), unless (i) written notice is given by an Indemnified Party to an Indemnifying Party of the representation or warranty pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported Breach of the representation or warranty, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (ii) such notice is given prior to the expiration of the Survival Period.

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(b) Buying Parties hereby agrees to indemnify, defend and hold Selling Parties and their respective Representatives (collectively, “Selling Parties Representatives”) harmless from, against and in respect of:

(i) any and all Losses suffered or incurred by any of the Selling Parties or Selling Parties Representatives in respect of, in connection with or arising out of any breach or inaccuracy of a representation, warranty or covenant made by any of the Buying Parties (for the avoidance of doubt, including but not limited to the covenants in Section 3.1);

(ii) any and all Losses suffered or incurred by any of the Selling Parties or Selling Parties Representatives in respect of, in connection with or arising out of any Assumed Liabilities from and after the Closing Date;

(iii) any and all Losses suffered or incurred by any of the Selling Parties or Selling Parties Representatives arising from Buyer’s ownership or operation of the Company Business from and after the Closing Date;

(iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buying Parties (or any Person acting on Buying Parties’ behalf) in connection with any of the transactions contemplated by this Agreement.

(c) Selling Parties hereby agree to indemnify, defend and hold the Buying Parties and their respective Representatives (collectively, “Buyer Representatives”) harmless from, against and in respect of:

(i) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives in respect of, in connection with or arising out any breach or inaccuracy of a representation, warranty or covenant made by any of the Selling Parties;

(ii) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives in respect of, in connection with or arising out of any Excluded Liabilities, including, without limitation, any Liabilities, Claims or Losses that may be incurred by the Company, the Buyer or Hightimes arising out of the Driven Deliveries Litigation.

Except for any Liabilities, Claims or Losses that may be incurred by the Company, the Buyer or Hightimes arising out of the Driven Deliveries Litigation, the Indemnification obligations of Sellers under this Section shall not exceed the amount of collateral provided by Sellers pursuant to Section 3.4, above.;

(iii) any and all Losses suffered or incurred by any of the Buying Parties or Buyer Representatives arising from Selling Parties’ use or operation of the Company, the Business or the Company Assets prior to the Closing Date;

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(iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Selling Parties (or any Person acting on Selling Parties behalf) in connection with any of the transactions contemplated by this Agreement.

Section 10.3 Effect of Investigation. The representations, warranties and covenants of an Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 10.4 Maximum Recovery by the Parties. The maximum aggregate amount recoverable by the Buying Parties from all Selling Parties or by the Selling Parties from all Buying Parties for all Claims under this Agreement (including but not limited to Claims in relation to a breach of a warranty or representation given by a party in Section 5) is the value of the Consideration actually paid or delivered by the Buyer and Hightimes to the Selling Parties. The limitation in this Section 10.4 does not apply to the extent a Claim is caused by the fraud or willful deceit of the defaulting party.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Further Assurances. At the request and the sole expense of the requesting party, the Buying Parties and the Selling Parties, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as the other Parties, or their respective counsel may reasonably request to effectuate the purposes of this Agreement.

Section 11.2 Successors and Assigns. Buyer or Hightimes shall have the right to assign to any Affiliate or Affiliates (each, an “Assignee”) any of its rights or obligations under this Agreement to any other subsidiary of HIghtimes or successor in interest to Hightimes.. However, in the event of any assignment pursuant to this Section 11.2, neither the Buyer nor Hightimes shall be relieved of any liability or obligation hereunder.

Section 11.3 Governing Law; Resolution of Disputes. This Agreement, and any disputes arising under this Agreement, will be governed by and construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Nevada, without giving effect to any conflict of laws principle to the contrary. Any dispute involving the interpretation or application of this Agreement which cannot be resolved by good faith negotiations among the Parties shall be resolved by final and binding arbitration before a single neutral arbitrator who shall be a retired judge pursuant to the then effective rules of the JAMS Dispute Resolution (“JAMS”). The arbitration shall be held in Los Angeles, California and the ruling of the arbitrator shall be final and binding upon all Parties to this Agreement and their Affiliates and may be enforced in any court of competent jurisdiction, including the state and federal courts seated in Los Angeles California (and any appellate court thereof).

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Section 11.4 WAIVER OF JURY TRIAL. Each Party hereby irrevocably and unconditionally (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the arbitration procedures set forth in Section 11.3, above, and (ii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the resolution of disputes before JAMS arbitrator in Los Angeles, California. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREIN, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

Section 11.5 Notices. All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below: (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Buying Parties, to:	Hightimes Holding Corp. 2110 Narcissus Ct. Venice, California 90291 Attn: Adam E. Levin, Executive Chairman Tel: (818) 822-8890 Email: adam@hightimes.com

with a copy (which will not constitute notice to Buying Parties) to:	Michelman & Robinson, LLP 10880 Wilshire Boulevard, 19th floor Los Angeles, CA 90024 Attn: Stephen A. Weiss, Esq. (424) 365-6024 Email: sweiss@mrllp.com

If to Company, to:	Mountain High Recreation Inc. 8 Light Sky CT Sacramento, California 95828 Attn: Kenneth Cordoba, CEO/President Tel:916-718-0742 Email:mountainhighrecreation@gmail.com

with a copy (which will not constitute notice to Company) to:	Hanson Bridgett LLP 500 Capitol Mall, Suite 1500 Sacramento, CA 95814 916-442-3333 Phone 916-442-2348 Fax Jasun Molinelli, Esq. Email: JMolinelli@hansonbridgett.com

Any Party may change its address, phone number, or email address for the purpose of this Section 11.5 by giving the other Parties written notice of its new address in the manner set forth above.

22

Section 11.6 Counterpart Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. Delivery by facsimile or in a PDF transmission of a counterpart of this Agreement as executed by the party making the delivery shall constitute good and valid execution and delivery of this Agreement for all purposes.

Section 11.7 Severability. If any terms or other provision of this Agreement or the schedules hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

Section 11.8 Third Party Beneficiaries. Except with respect to the rights hereunder of any Indemnified Person, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against any Party hereto.

Section 11.9 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

Section 11.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.11 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties, and any such assignment shall be void; provided, however, that a Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 11.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

23

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the Execution Date.

HIGHTIMES:

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin,
Title:	Executive Chairman

BUYER;

HIGHTIMES MOUNTAIN, LLC

By:
Name:	Adam E. Levin
Title:	Manager

COMPANY

MOUNTAIN HIGH RECREATION, INC.

By:
Name:	Kenneth Cordoba
Title:	President/ CEO

COMPANY STOCKHOLDERS:

CHELSEA CORDOBA

KENNETH CORDOBA

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

License

[Exhibit A to Asset Purchase Agreement]

EXHIBIT B

Form of Employment Agreement

Kenneth Cordoba
Chelsea Cordoba	_____________, 2020

Employment Offer Letter

On behalf of Hightimes Mountain, LLC, a Delaware limited liability company (the “Buyer”), we are pleased to extend you an offer of continued employment as [President][Vice-President] of Mountain High Recreation, Inc., a California corporation (the “Company”) on the terms and conditions of which are set forth below in this letter. Please review and indicate your acceptance of these terms by signing below where indicated and returning a signed copy of this letter to the Company.

Employment Start Date, Your employment will begin on date (the “Employment Start Date”) of the closing of the acquisition by the Buyer of 100% of the share capital of the Company from the Company Shareholders pursuant to a stock purchase agreement dated as of June 23, 2020 (the “”Purchase Agreement”).

Definitions. Unless otherwise defined herein, all capitalized terms when used in this letter agreement shall have the same meaning as they are defined in the Purchase Agreement.

Term of Employment. The term of your employment with the Company shall commence on the Employment Start Date and, unless earlier terminated by either you or the Company, as provided below, shall terminate on a date which shall be two (2) years from the Employment Start Date.

Compensation. Your position is classified as Salaried and based on an annual salary of One Hundred Twenty Five Thousand Dollars ($125,000).

Job Title and Workplace. Your title will be [President][Vice President] of the Company and you will report directly to the Board of Managers of the Buyer. You can be based anywhere in Northern California, but you will be expected to travel to the headquarters as required for your position.

Employee Benefits. As a full-time employee, you have the opportunity to participate, according to the terms of the respective plans, in all employee benefits. All benefit plans are subject to change and the Company reserves the right to modify, change providers, add or eliminate benefits at any time.

Vacation Time, Holidays, and Sick Leave. You will be provided by the Company an annual vacation entitlement of 15 days, calculated on a monthly basis;. In addition to this annual vacation accrual, Company grants you 7 days of sick leave and standard paid holidays as announced each year.

Stock Options. You shall be eligible to receive stock options (the “Options”) to purchase up to 35,000 shares of the Class A Common Stock of Hightimes Holding Corp., a Delaware corporation and the parent of the Buyer (the “Option Shares”), all in accordance with the terms and conditions set forth in the Company’s current Equity Compensation Plan. The Option Shares and the exercise price are subject to adjustment by reason of the Hightimes contemplated 11-for-1 stock split. The exercise price of the Options shall be based on the greater of (a) the per share price of Hightimes Common Stock offered to the public in connection with its current Regulation A+ Offering, or (b) the closing price of Hightimes Common Stock as traded on the OTCQX Market or other National Securities Exchange on the commencement date of your employment. The Options shall vest over 3 years with 16 and 2/3% vesting on the employees first bi-annual anniversary and then bi-annually then after over the remaining vesting period. However, if you shall be terminated for “Cause” as defined below, all options, whether or not vested, shall be deemed cancelled.

Termination. Notwithstanding the two (2) year term of your employment, if you shall resign as an officer of the Company or are terminated for “Cause” (as provided below, your employment shall immediately terminate and any unvested Options awarded to you shall automatically terminate. As used herein, the term “Cause” shall mean and include any of the following:

●	Your conviction of a felony;
●	Your misappropriation of any business opportunity then available to the Company;
●	A material breach of your fiduciary obligations to the Company;
●	Your failure or refusal to provide your full business and professional time to the Company; or
●	Your material breach of any of your representations, warranties and covenants set forth in the Purchase Agreement/

Should the Company terminate this agreement without cause, the Company shall pay to Employee the base salary owed by the Company for a period of six (6) consecutive months as a severance payment.

Balance of page intentionally left blank - Signature page follows-

[Exhibit B to Asset Purchase Agreement]

Please confirm your agreement with the foregoing by signing this employment letter in the space provided below.

Sincerely,

HIGHTIMES MOUNTAIN, LLC

By:
Adam E. Levin, Chief Executive Officer

MOUNTAIN HIGH RECREATION, INC.

By:
Adam E. Levin, Executive Chairman

_____________________________

____________ Cordoba

Approved as to the Stock Options:

HIGHTIMES HOLDING CORP.

By:	Adam E. Levin, Executive Chairman

[Exhibit B to Asset Purchase Agreement]

Exhibit C to Asset Purchase Agreement

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of _______________, 2020

BETWEEN:

__________________________________, an individual (the “Shareholder”)

- and -

HIGHTIMES HOLDING CORP., a corporation incorporated under the laws of the State of Delaware (the “Company”).

RECITALS:

WHEREAS, in connection with an stock purchase agreement, dated as of June 23, 2020 (the “Purchase Agreement”) among the Company, the Company’s subsidiary, Mountain High Recreation, Inc., a California corporation (“Mountain High”) and Chelsea Cordoba and Kenneth Cordoba (collectively, the “Company Shareholders”), on the date of this agreement (the “Closing Date”) the Company has issued to the undersigned Shareholder and the other shareholder of Mountain High (collectively, the “Mountain High Shareholders”) consideration consisting of 2,700,000 shares of the Class A Common Stock, $0.0001 par value per share of the Company (the “Hightimes Shares”) and cash; and

WHEREAS, as partial Consideration, the undersigned Shareholder has received an aggregate of _____________ Hightimes Shares; such ______________ Hightimes Shares issued to the Shareholder are hereinafter sometimes referred to as the “Subject Shares”); and

WHEREAS, all Company Shareholders, including the Shareholder, and Mountain High have agreed to have the Subject Shares locked up and restricted on “Transfer” (hereinafter defined) for a period of time following the “Initial Trading Date” (hereinafter defined); ;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	The Shareholder hereby agrees that he or she will not for the applicable “Lock-up Period” (defined below) , directly or indirectly;

a.	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Shares, whether owned of record or beneficially;

b.	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Shares, in cash or otherwise; or

c.	publicly announce an intention to do any of the foregoing (collectively a “Transfer”).

[Exhibit C to Asset Purchase Agreement]

2.	For purposes of this agreement:

“Initial Trading Date” means the first date that Hightimes Shares commence trading on the OTCQX Market or other National Securities Market.

“Lock-up Period” means the period commencing on the Initial Trading Date and expiring;

i. in respect of the 100% of the Subject Shares, any time that is prior to 180 days following the Initial Trading Date;

ii. in respect of the first 25% of the Subject Shares, the date that is 180 days following the Initial Trading Date;

iii. in respect of the second 25% of the Subject Shares, the date that is 360 days following the Initial Trading Date;

iv. in respect of the third 25% of the Subject Shares, the date that is 540 days following the Initial Trading Date

v. in respect of the balance of the Subject Shares, the date that is 720 days following the Initial Trading Date.

3.	Notwithstanding the restrictions on Transfers of Subject Shares described above, the undersigned may undertake any of the following Transfers of Subject Shares during the applicable Lock-up Period:

a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

b.	a Transfer to a spouse, parent, child or grandchild of, or corporations, partnerships, limited liability companies or other entities controlled by, the Shareholder or a trust or account (including RRSP, RESP, RRIF or similar account) existing for the benefit of such person or entity, so long as such person or entity agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period and, in the case of corporations, partnerships, limited liability companies or other entities controlled by, the Shareholder, so long as such entity remains controlled by the Shareholder for the remainder of the applicable Lock-up Period;

c.	any transfer of Subject Shares pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Shares, involving a change of control of Hightimes, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4.	The Shareholder hereby represents and warrants that he or she has full power and authority to enter into this agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof.

[Exhibit D to Asset Purchase Agreement]

5.	This agreement is irrevocable and will be binding on the Shareholder and his or her respective successors, assigns, and, if applicable, its heirs and personal representatives, provided however that the undersigned shall not assign this agreement without the prior written consent of Hightimes.

6.	This agreement shall be governed and construed in accordance with the laws of the State of California applicable therein. All matters relating hereto shall be submitted to the court of appropriate jurisdiction in the County of Los Angeles, State of California, for the purpose of this agreement and for all related proceedings.

7.	This agreement will terminate on the close of trading of Hightimes Common Stock on the date that the last Lock-up Period expires.

8.	This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Dated this ___ day of __________ 2020.

HIGHTIMES HOLDING CORP.

By:
Name:	Adam E. Levin
Title:	Executive Chairman

SHAREHOLDER:

Name:

[Exhibit D to Asset Purchase Agreement]